Exhibit 99.1
For Immediate Release
United Therapeutics Corporation Reports Fourth Quarter and Full Year 2024 Financial Results
SILVER SPRING, Md. and RESEARCH TRIANGLE PARK, N.C., February 26, 2025: United Therapeutics Corporation (Nasdaq: UTHR), a public benefit corporation, today announced its financial results for the quarter and year ended December 31, 2024. Full year 2024 revenues rose to a record $2.88 billion, reflecting 24% growth over 2023.
“I want to congratulate every Unitherian for their relentless dedication, which has allowed us to deliver a third consecutive year of record revenue,” said Martine Rothblatt, Ph.D., Chairperson and Chief Executive Officer of United Therapeutics. “On top of that, our three-year cascade of clinical and regulatory events is under way: both TETON studies in idiopathic pulmonary fibrosis are enrolled, facilitating data starting the second half of this year; ralinepag, our potentially best-in-class once-daily oral prostacyclin agonist, will generate data next year; and this month we announced FDA clearance to start the first potentially registration-enabling xenotransplantation study with our UKidney.”
Michael Benkowitz, President and Chief Operating Officer of United Therapeutics, added, “Our commercial foundation continues to operate from a place of strength, propelled by robust fourth quarter performance across our product portfolio, which capped a record-setting year. We look forward to continuing this momentum in 2025 as our sales and marketing teams continue their efforts to ensure that prescribers are educated on the benefits of our broad array of treprostinil products, which are widely regarded as a cornerstone for treating pulmonary hypertension.”
Fourth Quarter and Full Year 2024 Financial Results
Key financial highlights include (in millions, except per share data):

	Three Months Ended December 31,		Year Ended December 31,
	2024	2023	2024	2023

Total revenues	$735.9	$614.7	$2,877.4	$2,327.5
Net income	$301.3	$217.1	$1,195.1	$984.8
Net income, per basic share	$6.74	$4.62	$26.44	$21.04
Net income, per diluted share	$6.19	$4.36	$24.64	$19.81

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Revenues
The table below presents the components of total revenues (dollars in millions):

	Three Months Ended December 31,		Dollar Change	Percentage Change	Year Ended December 31,		Dollar Change	Percentage Change
	2024	2023			2024	2023
Net product sales:
Tyvaso DPI®(1)	$273.2	$213.7	$59.5	28%	$1,033.6	$731.1	$302.5	41%
Nebulized Tyvaso®(1)	142.7	136.9	5.8	4%	586.8	502.6	84.2	17%
Total Tyvaso	415.9	350.6	65.3	19%	1,620.4	1,233.7	386.7	31%
Remodulin®(2)	134.5	115.1	19.4	17%	538.1	494.8	43.3	9%
Orenitram®	107.8	84.1	23.7	28%	434.3	359.4	74.9	21%
Unituxin®	67.5	54.2	13.3	25%	238.7	198.9	39.8	20%
Adcirca®	4.7	6.8	(2.1)	(31)%	23.8	28.9	(5.1)	(18)%
Other	5.5	3.9	1.6	41%	22.1	11.8	10.3	87%
Total revenues	$735.9	$614.7	$121.2	20%	$2,877.4	$2,327.5	$549.9	24%
(1)Net product sales include both the drug product and the respective inhalation device.
(2)Net product sales include sales of infusion devices, including the Remunity® Pump.
Fourth Quarter 2024 Compared to Fourth Quarter 2023. Total Tyvaso revenues grew by 19 percent to $415.9 million in the fourth quarter of 2024, compared to $350.6 million in the fourth quarter of 2023. This growth was primarily driven by growth in Tyvaso DPI revenues, which resulted from an increase in quantities sold of $62.7 million and, to a lesser extent, a price increase, partially offset by higher gross-to-net deductions. The increase in Tyvaso DPI quantities sold was due to continued growth in the number of patients following the product’s launch, including growth in utilization by patients with pulmonary hypertension associated with interstitial lung disease (PH-ILD) and, to a lesser extent, increased commercial utilization following implementation of the Part D redesign under the Inflation Reduction Act (IRA). The growth in Remodulin revenues resulted from an increase in U.S. Remodulin revenues and, to a lesser extent, an increase in international Remodulin revenues, driven, in both cases, by an increase in quantities sold. The increase in Orenitram revenues resulted from an increase in quantities sold and, to a lesser extent, a price increase. The increase in Orenitram quantities sold was driven, at least in part, by increased commercial utilization following the implementation of the Part D redesign under the IRA. The increase in Unituxin revenues resulted from an increase in quantities sold and a price increase.
Full Year 2024 Compared to Full Year 2023. Total Tyvaso revenues grew by 31 percent to $1,620.4 million in 2024, compared to $1,233.7 million in 2023. The growth in Tyvaso DPI revenues resulted from an increase in quantities sold of $269.2 million and, to a lesser extent, price increases, partially offset by higher gross-to-net revenue deductions. The increase in Tyvaso DPI quantities sold was primarily due to continued growth in the number of patients following the product’s launch (including by PH-ILD patients) and, to a lesser extent, increased commercial utilization following implementation of the Part D redesign under the IRA. The growth in nebulized Tyvaso revenues resulted primarily from an increase in quantities sold of $51.9 million and, to a lesser extent, a price increase. Growth in nebulized Tyvaso was also driven by continued growth in use by PH-ILD patients. The growth in Remodulin revenues resulted from an increase in U.S. Remodulin revenues, driven by an increase in quantities sold. The growth in Orenitram revenues resulted from an increase in quantities sold and, to a lesser extent, a price increase. The increase in Orenitram quantities sold was driven, at least in part, by increased commercial utilization following the implementation of the Part D redesign under the IRA. The growth in Unituxin revenues resulted from a price increase and an increase in quantities sold.

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The table below presents the breakdown of total revenues between the United States and rest-of-world (ROW) (in millions):

	Three Months Ended December 31,						Year Ended December 31,
	2024			2023			2024			2023
	U.S.	ROW	Total	U.S.	ROW	Total	U.S.	ROW	Total	U.S.	ROW	Total
Net product sales:
Tyvaso DPI(1)	$272.8	$0.4	$273.2	$213.7	$—	$213.7	$1,033.2	$0.4	$1,033.6	$731.1	$—	$731.1
Nebulized Tyvaso(1)	136.4	6.3	142.7	123.7	13.2	136.9	545.5	41.3	586.8	477.1	25.5	502.6
Total Tyvaso	409.2	6.7	415.9	337.4	13.2	350.6	1,578.7	41.7	1,620.4	1,208.2	25.5	1,233.7
Remodulin(2)	118.0	16.5	134.5	106.3	8.8	115.1	464.2	73.9	538.1	414.6	80.2	494.8
Orenitram	107.8	—	107.8	84.1	—	84.1	434.3	—	434.3	359.4	—	359.4
Unituxin	61.8	5.7	67.5	48.7	5.5	54.2	219.6	19.1	238.7	181.3	17.6	198.9
Adcirca	4.7	—	4.7	6.8	—	6.8	23.8	—	23.8	28.9	—	28.9
Other	4.2	1.3	5.5	2.6	1.3	3.9	19.1	3.0	22.1	9.8	2.0	11.8
Total revenues	$705.7	$30.2	$735.9	$585.9	$28.8	$614.7	$2,739.7	$137.7	$2,877.4	$2,202.2	$125.3	$2,327.5
(1) Net product sales include both the drug product and the respective inhalation device.
(2) Net product sales include sales of infusion devices, including the Remunity Pump.
Expenses
Cost of sales. The table below summarizes cost of sales by major category (dollars in millions):

	Three Months Ended December 31,		Dollar Change	Percentage Change	Year Ended December 31,		Dollar Change	Percentage Change
	2024	2023			2024	2023
Category:
Cost of sales	$74.8	$70.1	$4.7	7%	$304.3	$255.1	$49.2	19%
Share-based compensation expense(1)	1.1	0.9	0.2	22%	5.4	2.4	3.0	125%
Total cost of sales	$75.9	$71.0	$4.9	7%	$309.7	$257.5	$52.2	20%
(1)See Share-based compensation below.
Cost of sales, excluding share-based compensation. The increase in cost of sales for the year ended December 31, 2024, as compared to the same period in 2023, was primarily due to an increase in Tyvaso DPI royalty expense and product costs driven by growth in Tyvaso DPI revenues.

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Research and development expense. The table below summarizes the nature of research and development expense by major expense category (dollars in millions):

	Three Months Ended December 31,		Dollar Change	Percentage Change	Year Ended December 31,		Dollar Change	Percentage Change
	2024	2023			2024	2023
Category:
External research and development(1)	$63.7	$50.4	$13.3	26%	$217.5	$192.0	$25.5	13%
Internal research and development(2)	50.3	43.2	7.1	16%	183.6	146.6	37.0	25%
Share-based compensation expense(3)	6.7	5.7	1.0	18%	29.1	15.6	13.5	87%
Other(4)	13.1	52.1	(39.0)	(75)%	50.8	53.8	(3.0)	(6)%
Total research and development expense	$133.8	$151.4	$(17.6)	(12)%	$481.0	$408.0	$73.0	18%
(1)External research and development primarily includes fees paid to third parties (such as clinical trial sites, contract research organizations, and contract laboratories) for preclinical and clinical studies and payments to third-party contract manufacturers before FDA approval of the relevant product.
(2)Internal research and development primarily includes salary-related expenses for research and development functions, internal costs to manufacture product candidates before FDA approval, and internal facilities-related expenses, including depreciation, related to research and development activities.
(3)See Share-based compensation below.
(4)Other primarily includes upfront fees and milestone payments to third parties under license agreements related to development-stage products, adjustments to the fair value of our contingent consideration obligations, and costs to acquire certain in-process research and development (IPR&D) assets. During the year ended December 31, 2024, we recorded $40.2 million and $8.0 million in expense related to upfront non-refundable licensing payments for drug delivery device technologies and ex vivo lung perfusion technology, respectively. During the quarter and year ended December 31, 2023, we recorded $46.0 million in IPR&D expense in connection with the acquisition of IVIVA Medical, Inc. (IVIVA).
Research and development, excluding share-based compensation. The decrease in research and development expense for the quarter ended December 31, 2024, as compared to the same period in 2023, was primarily due to IPR&D expense we recorded in connection with the acquisition of IVIVA during the quarter ended December 31, 2023; partially offset by increased expenditures related to manufactured organ and organ alternative projects and upfront non-refundable licensing payments related to ex vivo lung perfusion technology.
The increase in research and development expense for the year ended December 31, 2024, as compared to the same period in 2023, was due to: (1) increased expenditures related to manufactured organ and organ alternative projects; (2) non-refundable licensing payments for drug delivery device technologies and ex vivo lung perfusion technology; and (3) increased expenditures related to the TETON studies of nebulized Tyvaso in patients with idiopathic pulmonary fibrosis and progressive pulmonary fibrosis. These increases were partially offset by the impact of an IPR&D expense recorded during the year ended December 31, 2023 in connection with the acquisition of IVIVA, which expense did not recur in 2024.

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Selling, general, and administrative expense. The table below summarizes selling, general, and administrative expense by major category (dollars in millions):

	Three Months Ended December 31,		Dollar Change	Percentage Change	Year Ended December 31,		Dollar Change	Percentage Change
	2024	2023			2024	2023
Category:
General and administrative(1)	$116.3	$98.1	$18.2	19%	$432.8	$374.2	$58.6	16%
Litigation accrual	6.0	—	6.0	NM(3)	71.1	—	71.1	NM(3)
Sales and marketing	27.0	24.1	2.9	12%	96.3	81.8	14.5	18%
Share-based compensation expense(2)	19.2	10.0	9.2	92%	109.5	21.1	88.4	419%
Total selling, general, and administrative expense	$168.5	$132.2	$36.3	27%	$709.7	$477.1	$232.6	49%
(1)Excluding litigation accrual. See Litigation accrual section below.
(2)See Share-based compensation below.
(3)Calculation is not meaningful.
General and administrative, excluding litigation accrual and share-based compensation. The increase in general and administrative expense for the quarter and year ended December 31, 2024, as compared to the same periods in 2023, was primarily due to increases in: (1) personnel expense due to growth in headcount; (2) legal expenses related to litigation matters; and (3) consulting expenses.
Litigation accrual. As of December 31, 2024, we accrued a liability of $71.1 million related to ongoing litigation with Sandoz Inc., reflecting the final judgment and post-judgment interest accrued through the end of 2024. We currently do not expect that the amount of any loss in excess of this accrual would be material to our financial results; however, the amount ultimately payable, if any, could be higher or lower than this amount depending on the amount of post judgment interest and the outcome of appeals, as discussed in Note 14—Litigation, to our consolidated financial statements included within our Annual Report on Form 10-K for the year ended December 31, 2024. The litigation accrual is included within selling, general, and administrative in our consolidated statements of operations.
Sales and marketing, excluding share-based compensation. The increase in sales and marketing expense for the year ended December 31, 2024, as compared to the same period in 2023, was primarily due to increases in: (1) personnel expense due to growth in headcount; (2) marketing expenses; and (3) consulting expenses.

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Share-based compensation. The table below summarizes share-based compensation expense by major category (dollars in millions):

	Three Months Ended December 31,		Dollar Change	Percentage Change	Year Ended December 31,		Dollar Change	Percentage Change
	2024	2023			2024	2023
Category:
Stock options	$8.0	$2.9	$5.1	176%	$29.8	$15.4	$14.4	94%
Restricted stock units	17.8	14.1	3.7	26%	79.7	52.4	27.3	52%
Share tracking awards plan (STAP)	0.6	(0.9)	1.5	167%	32.3	(30.7)	63.0	205%
Employee stock purchase plan	0.6	0.5	0.1	20%	2.2	2.0	0.2	10%
Total share-based compensation expense	$27.0	$16.6	$10.4	63%	$144.0	$39.1	$104.9	268%
The increase in share-based compensation expense for the quarter ended December 31, 2024, as compared to the same period in 2023, was primarily due to: (1) an increase in stock option expense due to a greater number of awards granted in 2024, as compared to the same period in 2023; (2) an increase in restricted stock unit expense due to a greater number of awards remaining outstanding in 2024, as compared to the same period in 2023; and (3) an increase in STAP expense driven by a two percent decrease in our stock price during the quarter ended December 31, 2024, as compared to a three percent decrease in our stock price for the same period in 2023. The increase in share-based compensation expense for the year ended December 31, 2024, as compared to the same period in 2023, was primarily due to: (1) an increase in STAP expense driven by a 60 percent increase in our stock price during 2024, as compared to a 21 percent decrease in our stock price during 2023; (2) an increase in restricted stock unit expense due to a greater number of awards granted and remaining outstanding in 2024, as compared to the same period in 2023; and (3) an increase in stock option expense due to a greater number of awards granted in 2024, as compared to the same period in 2023.
Other (expense) income, net. The change in other (expense) income, net for the year ended December 31, 2024, as compared to the same period in 2023, was primarily due to net unrealized gains on equity securities.
Income tax expense. Income tax expense was $343.9 million for the year ended December 31, 2024, compared to $289.5 million for the same period in 2023. For the years ended December 31, 2024 and 2023, our effective income tax rates (ETR) were approximately 22 percent and 23 percent, respectively. Our ETR for the year ended December 31, 2024 decreased, compared to our ETR for the year ended December 31, 2023, primarily due to a decrease in nondeductible acquisition costs and an increase in excess tax benefits from share-based compensation, partially offset by an increase in nondeductible compensation.
Share repurchase. In March 2024, we entered into an accelerated share repurchase agreement (the ASR agreement) with Citibank, N.A. (Citi). Under the ASR agreement, we made an aggregate upfront payment of $1.0 billion to Citi and received an aggregate initial delivery of 3,275,199 shares of our common stock on March 27, 2024, which represented approximately 80 percent of the total shares that would be repurchased under the ASR agreement, measured based on the closing price of our common stock on March 25, 2024.
The share repurchase under the ASR agreement was divided into two tranches, resulting in upfront payments of $300 million and $700 million, respectively. The final settlement of the $300 million tranche occurred in June 2024, and we received an additional 181,772 shares of our common stock upon settlement. The final settlement of the $700 million tranche occurred in September 2024, and we received an additional 90,403 shares of our common stock upon settlement. In total, we repurchased 3,547,374 shares of our common stock under the ASR agreement that we currently hold as treasury stock in our consolidated balance sheets.
Webcast
We will host a webcast to discuss our fourth quarter and full year 2024 financial results on Wednesday, February 26, 2025, at 9:00 a.m. Eastern Time. The webcast can be accessed live via our website at https://ir.unither.com/events-and-presentations. A replay of the webcast will also be available at the same location on our website.

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United Therapeutics: Enabling Inspiration
At United Therapeutics, our vision and mission are one. We use our enthusiasm, creativity, and persistence to innovate for the unmet medical needs of our patients and to benefit our other stakeholders. We are bold and unconventional. We have fun; we do good. We are the first publicly-traded biotech or pharmaceutical company to take the form of a public benefit corporation (PBC). Our public benefit purpose is to provide a brighter future for patients through (a) the development of novel pharmaceutical therapies; and (b) technologies that expand the availability of transplantable organs.
You can learn more about what it means to be a PBC here: unither.com/pbc.
Forward-Looking Statements
Statements included in this press release that are not historical in nature are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include, among others, statements related to our anticipated readouts of our TETON and ralinepag clinical trials; our plans to commence a clinical trial of our UKidney product, and that it may be registration-enabling; our expectation that ralinepag may be a best-in-class once-daily prostacyclin agonist; our expectation that our momentum will continue into 2025; our expectations concerning our ultimate liability resulting from our litigation with Sandoz Inc., including our expectation that the amount of any loss in excess of our $71.1 million accrual will not be material to our financial results; and our goals of innovating for the unmet medical needs of our patients and to benefit our other stakeholders, furthering our public benefit purpose of developing novel pharmaceutical therapies and technologies that expand the availability of transplantable organs. These forward-looking statements are subject to certain risks and uncertainties, such as those described in our periodic reports filed with the Securities and Exchange Commission, that could cause actual results to differ materially from anticipated results. Consequently, such forward-looking statements are qualified by the cautionary statements, cautionary language and risk factors set forth in our periodic reports and documents filed with the Securities and Exchange Commission, including our most recent Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, and Current Reports on Form 8-K. We claim the protection of the safe harbor contained in the Private Securities Litigation Reform Act of 1995 for forward-looking statements. We are providing this information as of February 26, 2025, and assume no obligation to update or revise the information contained in this press release whether as a result of new information, future events, or any other reason.
ORENITRAM, REMODULIN, REMUNITY, TYVASO, TYVASO DPI, and UNITUXIN are registered trademarks of United Therapeutics Corporation and/or its subsidiaries.
UKIDNEY is a trademark of United Therapeutics Corporation and/or its subsidiaries.
ADCIRCA is a registered trademark of Eli Lilly and Company.

For Further Information Contact:
Dewey Steadman at (202) 919-4097 (media/investors)
Harry Silvers at (301) 578-1401 (investors)
https://ir.unither.com/contact-ir

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UNITED THERAPEUTICS CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS
(In millions, except per share data)

	Three Months Ended December 31,		Year Ended December 31,
	2024	2023	2024	2023
	(Unaudited)
Total revenues	$735.9	$614.7	$2,877.4	$2,327.5
Operating expenses:
Cost of sales	75.9	71.0	309.7	257.5
Research and development	133.8	151.4	481.0	408.0
Selling, general, and administrative	168.5	132.2	709.7	477.1
Total operating expenses	378.2	354.6	1,500.4	1,142.6
Operating income	357.7	260.1	1,377.0	1,184.9
Interest income	49.3	51.0	199.1	162.7
Interest expense	(7.9)	(15.1)	(42.9)	(59.3)
Other (expense) income, net	(2.6)	(0.6)	5.8	(14.0)
Total other income, net	38.8	35.3	162.0	89.4
Income before income taxes	396.5	295.4	1,539.0	1,274.3
Income tax expense	(95.2)	(78.3)	(343.9)	(289.5)
Net income	$301.3	$217.1	$1,195.1	$984.8
Net income per common share:
Basic	$6.74	$4.62	$26.44	$21.04
Diluted	$6.19	$4.36	$24.64	$19.81
Weighted average number of common shares outstanding:
Basic	44.7	47.0	45.2	46.8
Diluted	48.7	49.8	48.5	49.7

SELECTED CONSOLIDATED BALANCE SHEET DATA
(In millions)

	December 31,
	2024	2023
Cash, cash equivalents, and marketable investments	$4,742.3	$4,903.9
Total assets	7,364.0	7,167.0
Total liabilities	920.0	1,182.2
Total stockholders' equity	6,444.0	5,984.8

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